Exhibit 99.1

Puradyn Announces 3rd Quarter Financial Results

–  Net Sales YTD increase by 78%  –

Boynton Beach, FL – [November 16, 2010] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the third fiscal quarter ended September 30, 2010.

Net sales for the three months ending September 30, 2010 increased approximately 178% or $709,000, to approximately $1.11 million, from approximately $398,000 for the three months ending September 30, 2009.  Net sales year-to-date for the nine-month period increased by approximately 78% or $1.12 million; from approximately $1.43 million in 2009 to approximately $2.54 million in 2010.

Cost of goods sold, as a percentage of sales, decreased from 108% for the three months ended September 30, 2009 to 63% for the comparable period in 2010.  Cost of products sold, as a percentage of sales, decreased from 99% for the nine months ended September 30, 2009 to 54% for the comparable period in 2010.  The decrease in cost of goods sold as a percentage of sales for both periods is primarily attributable to the allocation of fixed and variable factory costs over higher production during the period, a reduction in the reserve for slow moving parts based on sales of those items and a reduction in warranty reserves based on historical claims experience.

The Company reported a net loss of approximately $132,000 or ($0.00) per share, for the quarter ended September 30 2010, basic and diluted, compared to a net loss of approximately $534,000 or ($0.01) per share, basic and diluted, for the same period in 2009.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2010 and 2009 were 45,533,367 and 41,096,539, respectively.

Kevin G. Kroger, President and COO, said, “A corporate landmark was achieved with our third quarter sales exceeding $1 million in a single quarter.  In addition, it is our fourth consecutive quarter of growth for the company.  What we are seeing is the positive return from remaining focused on specific industries in the domestic market.   Our most recent release announcing our new distributor, Komatsu Equipment Company, is another example of the focus of the company and building a foundation to provide outstanding service to these industries.  We are also experiencing increased activity in work we have been conducting with a key original equipment manufacturer, the result of which we anticipate will provide tangible benefits to the company in 2011.

“The activity we are experiencing in 2010 is a strong indication that companies trying to survive in distressed economic times are looking at all options to reduce their operating cost while remaining committed to reducing their carbon impact on the environment.  They have found that the puraDYN® filtration system’s technology is a solution to these issues.  The safe extension of oil drain intervals and keeping the oil continuously clean provides other benefits such as reduced engine wear and extending engine life.  Both of these benefits significantly contribute to reducing operating costs.”

Kroger concluded, “The activity to date we have experienced is encouraging, and we remain cautiously optimistic for 2011.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at (561) 547-9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com. A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.  Effective for internal combustion engines, transmissions and hydraulic applications, the Company’s patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry.  puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Nine Months Ended September 30, 2010 and 2009

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net sales	$1,107,163	$398,345	$2,542,766	$1,426,257

Costs and expenses:
Cost of products sold	696,857	429,904	1,635,010	1,407,842
Salaries and wages	261,895	235,839	772,307	718,855
Selling and administrative	237,875	226,721	851,974	670,478
	1,196,627	892,464	3,259,291	2,797,175
Loss from operations	(89,464)	(494,119)	(716,525)	(1,370,918)

Other income (expense):
Interest income	9	147	336	(175,747)
Interest expense	(42,568)	(39,771)	(121,123)	(120,476)
Total other expense, net	(42,559)	(39,624)	(120,787)	(296,223)
Loss before income taxes	(132,023)	(533,743)	(837,312)	(1,667,141)
Income tax expense	—	—	—	—
Net loss	$(132,023)	$(533,743)	$(837,312)	$(1,667,141)
Basic and diluted loss per common share	$(0.00)	$(0.01)	$(0.02)	$(0.04)
Weighted average common shares outstanding (basic and diluted)	45,533,367	41,096,539	44,465,956	39,050,169

See accompanying notes to condensed consolidated financial statements included in the Company’s 10-Q

CONTACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Emerging Markets, LLC Investor Relations: Jim Painter III 321-206-6682 jamespainter@emergingmarketsllc.com www.emergingmarketsllc.com www.themicrocapreport.com

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